Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

SOLAR PLUS TECHNOLOGY, INC.

and

TOYO SOLAR LLC

and, solely for the purposes of Article III, Article V, Article VI, Article VII, and Article VIII,

SG GREEN DEVELOPMENT PTE. LTD

dated as of

November [●], 2024.

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of November [●], 2024, is entered into between Solar Plus Technology, Inc., a Delaware corporation (“Seller”), TOYO Solar, LLC, a Delaware limited liability company (“Buyer”), and, only as to Article III (Representations and Warranties of Seller), Article V (Covenants), Article VI (Tax matters), Article VII (Indemnification), and Article VIII (Miscellaneous), SG GREEN DEVELOPMENT PTE. LTD., an entity organized under the laws of Singapore (“SG Green”). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”), in Solar Plus Technology Texas LLC, a Texas limited liability company (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Purchase and sale

Section 1.01  Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Article II), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), for the consideration specified in Section 1.02.

Section 1.02  Consideration. In exchange for the Membership Interests, Buyer shall issue 24.99 class B units of Buyer (the “Consideration Units”) to Seller. At Closing, Buyer shall deliver the Consideration Units to Seller, free and clear of any Encumbrance.

Article II
CLOSING

Section 2.01  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Reed Smith LLP, 2850 N. Harwood Street, Dallas, TX 75201, or such other place or manner as the parties may mutually agree upon. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. C.S.T. on the Closing Date.

Section 2.02  Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a) An assignment of the Membership Interests to Buyer in the form of Exhibit B attached hereto (the “Assignment”), duly executed by Seller;

(b) A duly executed certificate of the secretary (or other officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions of the board of directors and shareholders of Seller authorizing the execution, delivery, and performance of this Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, (ii) the names, titles, and signatures of the officers or representatives of Seller authorized to sign this Agreement and the other Transaction Documents to which it is a party, and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect;

(c)  Resignations, in form and substance satisfactory to Buyer, duly executed by any managers, officers, or other persons serving as a managerial official of the Company, effective as of the Closing Date;

(d)  An copy of the TOYO Solar LLC Amended and Restated Limited Liability Company Agreement, in the form of Exhibit C attached hereto (the “TOYO Solar LLC A&R LLCA”), duly executed by Seller;

(e) A certificate of fact for the Company from the Texas Secretary of State, a verification from the Texas Comptroller of Public Accounts that the Company is in good standing with all franchise tax requirements and its right to transact business in Texas is active, and a certificate of good standing (or its equivalent) for the Company certified by the Secretary of State or similar Governmental Authority of each state where the Company is required to be qualified, registered, or authorized to do business. For purposes of this Agreement, “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction;

(f) An assignment of the Industrial Lease Agreement between Nexus Greens Property Owner, LLC (the “Landlord”) and the Company, duly executed by the Company and the Landlord; and

(g)  Copies of all Contracts of the Company, including, but not limited to equipment procurements and facility lease agreements, supplemented or modified to the satisfaction of the Buyer.

Section 2.03  Buyer Closing Deliverables. At the Closing, Buyer shall deliver the following to Seller:

(a)  The Consideration Units;

(b)  A copy of the Assignment, duly executed by Buyer; and

(c) A copy of the TOYO Solar LLC A&R LLCA, duly executed by both Buyer and TOYO Holdings, LLC, a Delaware limited liability company.

Article III

Representations and Warranties of Seller

Seller and SG Green, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual or constructive knowledge of any member, manager, director, or officer of Seller or SG Green, after due inquiry.

Section 3.01  Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws (as defined in Section 3.05) of Delaware. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and each Transaction Document to which Seller is a party constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02  Organization, Authority, and Qualification of the Company. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Texas and has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The term “Disclosure Schedules” means the disclosure schedules delivered by Seller concurrently with the execution, closing, and delivery of this Agreement.

Section 3.03  Capitalization.

(a)  Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid, and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)  The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the certificate of formation, company agreement, or other governing documents of the Company (collectively, the “Governing Documents”) or any other agreement, understanding, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c)  There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, or commitments of any character relating to the membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Governing Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04 No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other Person.

Section 3.05 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, bylaws, or other governing documents of Seller or the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit (as defined in Section 3.15(b)), license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.06  Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company from February 2, 2024 (“Date of Formation”) through September 30, 2024, and the related statements of income and retained earnings, members’ equity, and cash flow for the years then ended (the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of September 30, 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07  Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08  Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company. In addition, since the Balance Sheet Date, the Company has not incurred any liability for Taxes other than in the ordinary course of business, made or rescinded any Tax election, changed any annual accounting period, adopted or changed any method of accounting or transfer pricing practice or policy or reversed any accruals (except as required by a change in law or GAAP), filed any amended Tax Returns, entered into any Tax sharing agreement, signed or entered into any closing agreement or settlement agreement, settled or compromised any claim or assessment of Tax liability, surrendered any right to claim a refund, offset or other reduction in liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Company or the Buyer or its Affiliates.

Section 3.09  Material Contracts.

(a)  Section 3.09(a) of the Disclosure Schedules lists each Contract that is material to the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 3.10(a)), being “Material Contracts”), including the following:

(i)  each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 60 days’ notice;

(ii)  all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.19(a)), environmental, or other Liability of any Person;

(iii)  all Contracts relating to Intellectual Property (as defined in Section 3.11(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv)  except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v)  all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b)  Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. Neither the Company nor the Seller has any reason to believe that any counterparty to a Material Contracts will terminate or materially change such Material Contract after Closing. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10  Real Property; Title to Assets.

(a)  Section 3.10(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of either party; and (iii) the current use of each parcel of Real Property. Seller has delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(b)  The Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.10(b) of the Disclosure Schedules.

(c)  The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or agreement and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

Section 3.11  Intellectual Property.

(a)  “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b)  Section 3.11(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the “Company IP Registrations”). The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted or as proposed to be conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property.

(c)  The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.12  Material Customers and Suppliers.

(a)  Section 3.12(a) of the Disclosure Schedules sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $10,000.00 since the Date of Formation (collectively, the “Material Customers”). The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)  Section 3.12(b) of the Disclosure Schedules sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $10,000.00 since the Date of Formation (collectively, the “Material Suppliers”). The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.13  Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, and sole member of the Company (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 3.14  Legal Proceedings; Governmental Orders.

(a)  There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by the Company, Seller, or any Affiliate of Seller: (i) relating to or affecting the Company or any of the Company’s properties or assets, including any Material Contracts; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)  There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets, including the Material Contracts.

Section 3.15  Compliance with Laws; Permits.

(a)  The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets. Any violation of Laws by the Company, if any, has been rectified or corrected to the satisfaction of Buyer. Any obligee or creditor of the Company has waived any claim against the Company, in writing, for any alleged breach by the Company.

(b)  All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) that are required for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.15(b) of the Disclosure Schedules list all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

(c)  Seller and SG Green represent, promise, warrant, and guarantee that any applicable construction activity for the renovation of the plant and facilities located at 6115 Greens Road, Humble, Texas 77396 (the “Humble Facilities”) can start, begin, and carry on as of the Closing Date without the presence of the Permits. Seller and SG Green further acknowledge and represent that they shall be jointly and severally liable to Buyer and the Company for any and all losses, damages, charges, fees, fines, or penalties caused by or in connection with such construction, renovation, or related activity.

Section 3.16  Environmental Matters.

(a)  The Company has complied, and is now complying, with all Environmental Laws. Neither the Company nor Seller has received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(b)  There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. There are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

(c)  As used in this Agreement: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

Section 3.17  Employee Benefit Matters.

(a)  Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability (each, a “Benefit Plan”).

(b)  For each Benefit Plan, Seller has made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c)  Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for to the extent required by GAAP.

(d)  The Company has not incurred and does not reasonably expect to incur: (i) any material Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e)  The Company has not now or at any time since the Date of Formation contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975 (e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f)  Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g)  Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former member, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.18  Employment Matters.

(a)  Section 3.18(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b)  The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c)  The Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.19  Taxes.

(a)  All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including any schedule or attachment thereto or amendment thereof) (collectively, “Tax Returns”) required to be filed by the Company have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Seller has delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, and any liability under unclaimed property, escheat, or similar Laws, in each case, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

(b)  The Company has timely withheld and paid over to the appropriate taxing authority each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(d) There are no liens relating or attributable to Taxes encumbering (and no taxing authority has threatened to encumber) the assets of the Company, except for statutory liens for current Taxes not yet due and payable. There are no liens relating or attributable to Taxes encumbering (and no taxing authority has threatened to encumber) the Membership Interests.

(e) There are no: (i) pending or threatened claims with respect to Taxes relating or attributable to the Company; or (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax liability of the Company claimed, issued or raised by any taxing authority that has not been properly reflected in the Financial Statements.

(f)   The Company has not waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(g) The Company (i) is not a party to, or bound by, or have any obligation under, any Tax sharing agreement, or (ii) have has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax sharing agreement.

(h) None of the Company or its subsidiaries is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.

(i) The Company has been treated as a disregarded entity for U.S. federal, state, and local income Tax purposes, and the Membership Interests have been held by the Seller at all times, since the formation of the Company.

(j) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(k) No power of attorney related or attributable to Taxes that currently is in effect has been granted by the Company.

Section 3.20 Books and Records. The minute books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct and contain accurate and complete records of all meetings of both the sole member and manager and actions taken by written consent of the sole member or manager, as applicable. No meeting, or action taken by written consent, of the sole member or manager has been held for which minutes have not been prepared and are not contained in such minute books.

Section 3.21 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.22 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is a party constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, company agreement, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that the Membership Interests are not registered under the Securities Act or any state securities laws and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Article V
Covenants

Section 5.01 Confidentiality. From and after the Closing, Seller and SG Green shall, and shall cause their respective Affiliates and their respective directors, managers, members, officers, employees, consultants, financial advisors, counsel, accountants, and other agents (collectively, “Representatives”) to hold, in confidence any and all information, in any form, concerning the Company, except to the extent that Seller or SG Green can show that such information: (a) is generally available to and known by the public through no fault of Seller, SG Green, or any of their respective Affiliates or Representatives; or (b) is lawfully acquired by Seller, SG Green, or any of their respective Affiliates or Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller, SG Green, or any of their respective Affiliates or Representatives are compelled to disclose any information by Governmental Order or Law, Seller or SG Green shall promptly notify Buyer in writing and shall disclose only that portion of such information that is legally required to be disclosed; provided that Seller or SG Green shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Letters of Credit. From and after the Closing, Seller shall, and shall cause its Representatives to, provide Buyer and the Company with monthly bank statements with respect to the following (collectively, the “Letters of Credit”): (i) through February 16, 2026, for that certain Irrevocable Standby Letter of Credit No. 24OSL005427, dated February 16, 2024, issued by East West Bank, with Nexus Greens Owner, LP c/o Lovett Industrial as the beneficiary and Seller as the applicant, for a total amount of $2,000,000 U.S. dollars; and (i) through November 5, 2025, for that certain Irrevocable Standby Letter of Credit No. 24OSL005683, dated November 5, 2024, issued by East West Bank, with Nexus Greens Property Owner, LLC as the beneficiary and Seller as the applicant, for a total amount of $2,000,000 U.S. dollars. Within three business days after receipt of a deposit (each, a “Deposit”) from a Letter of Credit (such period, a “Deposit Period”), Seller shall cause the full amount of such Deposit to be transferred, in immediately available funds, to a bank account designated in writing by the Company. If Seller fails to transfer a Deposit to the bank account designated in writing by the Company within the Deposit Period, Buyer may initiate a “Forced Sale” (as defined in the TOYO Solar LLC A&R LLC) in accordance with Section 6.05 of the TOYO Solar LLC A&R LLCA.

Section 5.03 Further Assurances. Each of the parties hereto, including SG Green, shall, and shall cause its respective Affiliates to, from time to time at the request of another party, without any additional consideration, furnish such other party with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and each of the other Transaction Documents and give effect to the transactions contemplated hereby.

Article VI
Tax matters

Section 6.01 Tax Actions. Without the prior written consent of Buyer, Seller, and SG Green shall not, and shall not permit any of their respective Affiliates, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company.

Section 6.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.03 Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Seller, nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.04 Tax Indemnification. Seller and SG Green shall, jointly and severally, indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost, or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller and SG Green shall, jointly and severally, reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.04 within 10 business days after payment of such Taxes by Buyer or the Company. For purposes of this Agreement, a “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05 Cooperation and Exchange of Information. Seller, SG Green, and Buyer shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller, SG Green, and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.06 Intended Tax Treatment. The parties hereto intend, for U.S. federal (and applicable state and local) income Tax purposes that each of (i) Seller’s transfer of the Membership Interests to Buyer in exchange for the Consideration Units, and (ii) the contribution of $9,000,000.00 USD to the Buyer by TOYO Holdings, LLC, a Delaware limited liability company, be treated as a transaction describe in Section 721(a) of the Code. Notwithstanding any agreements to the contrary, each of the parties hereto shall (and shall cause its Affiliates to), unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), prepare and file all Tax Returns in a manner consistent with this Section 6.06 and take no position in any Tax Return, audit, proceeding, or otherwise relating to Taxes that is inconsistent with this Section 6.06. In the event that any taxing authority disputes the Tax treatment set forth in this Section 6.06, the party receiving notice of such dispute shall promptly notify and consult with the other parties concerning the resolution of such dispute and shall use its reasonable best efforts to contest such dispute in a manner consistent with this Section 6.06.

Section 6.07 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

Article VII

Indemnification

Section 7.01 Indemnification by Seller and SG Green. Subject to the other terms and conditions of this Article VII, Seller and SG Green shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller or SG Green contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller or SG Green pursuant to this Agreement or the other Transaction Documents.

Section 7.02 Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.03 Certain Limitations.

(a) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.02 until the aggregate amount of all Losses in respect of indemnification under Section 7.02 exceeds $50,000, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.02 shall not exceed $250,000.

(b) For purposes of this Article VII, including for (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.04 Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against which such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (i) is asserted directly by or on behalf of a Person that is a counterparty to a Material Contract, a supplier of the Company, or a customer of the Company, or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.04(b), the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it (“Indemnified Party’s Counsel”) subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such Indemnified Party’s Counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of the Indemnified Party’s Counsel in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.04(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller, SG Green, and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, directors, officers, members, managers, and employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.04(a), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds, subject to Section 7.03. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made, at a rate per annum equal to the then current prime interest rate (as reported in the Wall Street Journal or any successor publication) plus 5%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required to close.

Section 7.06 Survival. Subject to the limitations and other provisions of this Agreement, all representations and warranties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is 20 years from the Closing Date; provided, however, that the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.21, Section 4.01, and Section 4.04 shall survive indefinitely; and (b) Section 3.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days. Subject to Article VI, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims that are timely asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.07 Cumulative Remedies. The rights and remedies provided for in this Article VII (and in Article VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise

Section 7.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Article VIII
Miscellaneous

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Solar Plus Technology Inc. 6115 Greens Road Humble, Texas 77396 Email:ericlee_azalea@solarplustech.com Attention: Lee Sui Hoi
If to SG Green:	SG GREEN DEVELOPMENT PTE. LTD 140 Paya Lebar Road, #06-01, AZ @ Paya Lebar, Singapore 409015 Email: ericlee_azalea@solarplustech.com Attention: Lee Sui Hoi
If to Buyer:	TOYO Solar LLC 909 Corporate Way Fremont, California 94539 Email: sally.zhou@toyo-solar.com Attention: Sally Zhou

with a copy (which shall not constitute notice) to:	Reed Smith LLP 1201 North Market Street Suite 1500 Wilmington, Delaware 19801 Email: bchapple@reedsmith.com Attention: Benjamin Chapple

Section 8.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 No Third-Party Beneficiaries. Except as provided in Section 6.04 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Public Announcements. Buyer or any of its Affiliates or Representatives may publicly disclose, issue any press release, or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the Seller.

Section 8.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.10 Governing Law; Arbitration.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) Buyer, Seller, and SG Green hereby irrevocably and unconditionally agree to submit exclusively to binding arbitration (to be conducted in the manner set forth in this Section 8.09) for any dispute, controversy, or claim between the parties (or their respective heirs, successors, assigns, representatives, agents, or Affiliates) arising out of, relating to, or in connection with this Agreement, regardless of whether such dispute is based upon fiduciary duty, tort, contract, statute, regulation, or otherwise. Buyer, Seller, and SG Green agree not to commence any such dispute, action, suit, or proceeding except pursuant to this Section 8.09.

(c) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except as such rules may be modified by mutual agreement of the parties. The seat of the arbitration shall be in the County of New Castle, Delaware. Buyer, Seller, and SG Green hereby irrevocably and unconditionally waive any objection to the laying of venue of any such arbitration in the County of New Castle, Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any such arbitration has been brought in an improper venue or an inconvenient forum.

(d) The arbitration shall be conducted by a panel of three arbitrators, one of which shall be selected by each of the parties to such arbitration, and the third arbitrator shall be agreed upon by the two appointed arbitrators. Each of the arbitrators shall be a partner in a law firm experienced in the area of private equity funds. If the two arbitrators have not agreed upon the third arbitrator within 30 days after the filing of the request for arbitration, then any party may request the AAA to appoint the third arbitrator.

(e) The arbitrators shall determine issues of arbitrability in the first instance but may not limit, expand, or otherwise modify the terms of this Agreement, and Buyer, Seller, and SG Green hereby irrevocably and unconditionally waive any right to a judicial determination of arbitrability. The arbitrators are not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any termination of this Agreement.

(f)   The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award may include an award of costs (including attorneys’ fees and disbursements). In the absence of an award of costs, each party to the arbitration shall bear its own costs and expenses of arbitration; provided that the costs and expenses of the arbitrators shall be paid ratably by the parties to the arbitration. Judgment upon the award may be entered by any court having jurisdiction over the award or over the relevant party or its assets.

(g) Service of any process, notice, summons, or document pursuant to Section 8.02 shall be effective service for any such arbitration brought against such party.

(h) The parties, their representatives, other participants, and the arbitrators shall hold the existence, content and result of any arbitration in the strictest of confidence and shall not disclose the same except as required by law and in connection with the confirmation and enforcement of any arbitral award rendered pursuant to this Section 8.09.

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 Preparation of Disclosure Schedules. Seller and SG Green: (a) acknowledge and represent that they have reviewed the Disclosure Schedules and represent that they are true and accurate as of the Closing Date; (b) acknowledge and represent that they are jointly and severally liable for any inaccuracy or omission contained in the Disclosure Schedules; (c) assume full responsibility for the drafting and preparation of the Disclosure Schedules, regardless of Buyer’s participation in such preparation; (d) acknowledge and agree that Buyer shall have no liability arising from the drafting or preparation of the Disclosure Schedules; and (e) expressly waive any right, cause of action, or defense based on Buyer’s participation in the preparation of the Disclosure Schedules against any claim that may arise from any inaccuracy or omission in the Disclosure Schedules.

Section 8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER

SOLAR PLUS TECHNOLOGY INC.

By:	/s/ Lee Sui Hoi
Name:	Lee Sui Hoi
Title:	President

SG GREEN DEVELOPMENT PTE. LTD., for purposes of Article III, Article V, Article VI, Article VII, and Article VIII only

By:	/s/ Lee Sui Hoi
Name:	Lee Sui Hoi
Title:	President

BUYER

TOYO SOLAR LLC

By:	/s/ Junsei Ryu
Name:	Junsei Ryu
Title:	President and Secretary

[Signature Page to Membership Interest Purchase Agreement]